Exhibit 99.1

SFX Entertainment, Inc. Announces Extension of Consent Solicitation and Modification of Proposed Amendments Relating to Its 9.625% Second Lien Senior Secured Notes Due 2019

NEW YORK — September 4, 2014 — SFX Entertainment, Inc. (NASDAQ:SFXE) (“SFX”) announced today that it has further extended the expiration date of its previously announced consent solicitation (the “Solicitation”) to a proposed amendment (the “Proposed Amendment”) to the indenture (the “Indenture”) governing its outstanding 9.625% Second Lien Senior Secured Notes due 2019 (the “Securities”).  The Solicitation will now expire at 5:00 p.m., New York City time, on September 9, 2014, unless further extended (as extended, the “Expiration Time”).

SFX also announced that it has increased the amount it will pay to each holder of the Securities (the “Holders”) who delivers a valid consent from $2.50 per $1,000 to $10.00 per $1,000 principal amount of Securities for which such Holder has validly delivered (and not validly revoked) its consent prior to the Expiration Time (the “Consent Payment”).

SFX further announced it has modified the Solicitation such that SFX is no longer seeking to amend the definition of “Consolidated EBITDA” to include in the calculation of Consolidated EBITDA recoupments SFX expects to receive from Management Vennootschap BVBA.  SFX continues to seek consent to amend the definition of “Consolidated EBITDA” to include in the calculation of Consolidated EBITDA incremental contributions to Consolidated EBITDA from certain marketing agreements entered into after the period for which Consolidated EBITDA is being calculated and before the relevant date of determination.

Except as provided herein, all other terms, provisions and conditions of the Solicitation remain unchanged. The full terms and conditions of the Solicitation are described in SFX’s consent solicitation statement (the “Statement”) and related consent form, each dated August 19, 2014.

SFX’s obligation to pay the Consent Payment is conditioned upon, among other things, receipt of consents from the Holders of not less than a majority in aggregate principal amount of the Securities outstanding as of the record date. SFX will pay the Consent Payment promptly following the Expiration Time, subject to the satisfaction or waiver of all of the conditions in the Statement. Holders of Securities who do not deliver their consent (or validly revoke their consent) will not receive the Consent Payment, even though the Proposed Amendment, if approved, will bind all holders of the Securities and their transferees. Consents may be revoked at any time prior to the time at which the Proposed Amendment becomes effective.

This press release does not constitute a solicitation of consents. Any solicitation of consents will be made pursuant to the terms of the Statement. No solicitation is being made in any jurisdiction in which such a solicitation would be unlawful.

SFX has engaged Barclays Capital Inc. (“Barclays”) to act as solicitation agent for the Solicitation and MacKenzie Partners, Inc. to act as tabulation and information agent for the Solicitation. Persons with questions regarding the Solicitation should contact Barclays at (800) 438-3242 or (212) 528-7581. Requests for documents may be directed to MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ:SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets. Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

Forward Looking Statements

This press release contains forward-looking statements regarding SFX’s business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: SFX’s ability to integrate the companies it has acquired and plans to acquire in the future; SFX’s belief that the EMC community will grow; SFX’s ability to increase the number of festivals and events it produces and their attendance; SFX’s ability to pay its debts and meet its liquidity needs; competition; SFX’s ability to manage growth and geographically-dispersed operations; and SFX’s ability to grow its online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in its projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.